Exhibit 99.1

Ready Credit Corporation Names Thomas Healey as Chairman of the Board of Directors

Monday August 29, 4:15 pm ET

MINNEAPOLIS, Aug. 29 /PRNewswire-FirstCall/ -- Ready Credit Corporation (OTC: RCTC - News) announced today the appointment of Thomas Healey to its Board of Directors. In addition, Mr. Healey will assume the role of Chairman of the Company's Board of Directors, succeeding Ronald Eibensteiner who has served as the Company's Chairman since its inception. Mr. Eibensteiner will remain as a Director of the Company.

Mr. Healey founded Crown Bankshares, Inc. and has served as that company's Chairman of the Board since 2000. Crown Bankshares, Inc. is a family-owned Minnesota-based bank. Mr. Healey co-founded and has served as the Chairman of Healey Ramme Company since 1979. Healey Ramme Company provides full service real estate development services primarily for large multi-family projects. From 1989 until its sale to Associated Bank in 1999, Mr. Healey served as Chairman of Windsor Bancshares, Inc. and President of its subsidiary, Bank Windsor, from 1991 to 1995. From 1993 to 2001, Mr. Healey served as the Chairman and Co-founder/Partner of Front Row Companies which provided promotions and marketing services to fortune 500 companies.

Mr. Healey has served in senior management and directorship roles at a number of other privately-held companies throughout his career.

"We are very excited to have Tom join the Board of Directors of Ready Credit Corporation as we move forward in implementing our business plans," said Tim Walsh, President and Chief Executive Officer of Ready Credit. "Tom brings valuable experience and talent to the Company. We will draw on his experience in banking, promotions and business leadership and look forward to Tom's active involvement as Ready Credit continues to work toward its goal of becoming a leading provider of prepaid credit cards to consumers."

Ready Credit Corporation, with offices at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, plans to provide easy to use self-service kiosks (Ready Credit Station) which dispense prepaid credit cards. Prepaid credit cards offer consumers a cost-effective and flexible means of managing personal assets, paying bills and taking advantage of the millions of retail locations that accept credit cards.

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this release which are not historical in nature, including but not limited to statements using the term "may," "expect to," "believe," "should," "anticipate," and other language using a future aspect, are referred to as forward-looking statements, should be viewed as uncertain and should not be relied upon. Although our management believes that the results reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the expectations expressed in such forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company's annual report on Form 10-KSB for the year ended January 31, 2005, in the audited financial statements, and notes thereto, of Domino Entertainment, Inc., the Company's wholly-owned operating subsidiary (f/k/a Thunderball Entertainment, Inc.), for the fiscal year ended December 31, 2004, included in our Current Report on Form 8-K, filed on May 19, 2005, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission. The forward- looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.